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                                                                      Exhibit 23

                       CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

Plan Administrator
Community Shores Bank 401(k) Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-89655) on Form S-8 of Community Shores Bank Corporation, of our report dated May 19, 2005, with respect to the statements of net assets available for benefits of Community Shores Bank 401(k) Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of Community Shores Bank 401(k) Plan.


                                         /s/ Rehmann Robson

                                         REHMANN ROBSON


Grand Rapids, Michigan
June 24, 2005